MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made of as January 14, 2012, by and among POSITRON CORPORATION, a publicly-owned Texas corporation (“Buyer”), MANHATTAN ISOTOPE TECHNOLOGY LLC, a limited liability company organized under the laws of New Mexico, (the “Company”), JASON KITTEN (“Jason”) and SUZANNE KITTEN (“Suzanne, together with Jason, the “Sellers”). Certain other terms used herein are defined below in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Company is in the business of refurbishing spent strontium-82/rubidium-82 and other radioisotope generators, recycling strontium-82 and other radioisotopes from generators, processing of strontium-82 and other radioisotopes, providing expertise in production of radioisotopes and radioisotopes services(collectively, the “Business”);

WHEREAS, the Sellers are the owners of all of the membership interests of the Company;

Whereas, Buyer is a publicly-owned Texas corporation with a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1939, as Amended and is in the business of research, development, design, and manufacture of certain medical equipment, including, but not limited to devices utilizing positron emission tomography technology;

WHEREAS, on and subject to the terms and conditions of this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding membership interests of the Company (the “Interests”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

"Acquisition Proposal" is defined in Section 5.3.

“Action” is defined in Article 10.5(a).

“Affiliates” means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party or of its Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 10% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Agreement” means this Agreement and the Exhibits and Disclosure Schedules attached hereto, as each may be amended, restated, supplemented or modified from time to time.

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Company.

“Benefit Plan” means: (i) as to employees employed in the United States, any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, and (b) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement; and (ii) as to employees employed outside the United States of America, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

“Business” means the refurbishment of spent strontium-82/rubidium-82 and other radioisotope generators, recycling strontium-82 and other radioisotopes from generators, processing of strontium-82 and other radioisotopes, providing expertise in production of radioisotopes and radioisotopes services currently located at 2301 C 122nd Street, Lubbock, Texas and such other locations that shall be opened by the Company.

“Buyer Indemnifiable Damages” is defined in Article 10.1.

“Buyer Indemnified Party” is defined in Article 10.1.

“Cash Consideration” is defined in Article 2.3.

“Charter Documents” means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Article 10.3(a).

“Claim Response” is defined in Article 10.3(a).

“Closing” is defined in Article 2.4.

“Closing Certificates” means the certificates to be delivered by Sellers under Article 8.3 and any other provisions hereof.

“Closing Date” is defined in Article 2.4.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” is defined in Article 3.16.

“Confidential Information” means any trade secrets of the Company and any information concerning the businesses and affairs of the Company that is not already generally available to the public, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

“Contract” means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

“Damages” is defined in Article 10.1.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Disclosure Schedule” means any of the schedules referred to herein containing information relating to any of the Sellers that have been provided to Buyer on the date hereof.

“DMF” is defined in Article 2.3.

“EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company and their subsidiaries on a consolidated basis as determined by independent certified public accountants or auditors in accordance with GAAP.

“Earn-out Consideration” is defined in Article 2.3.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Environmental Condition” is defined in Article 3.15(b).

“Environmental Law” means all Laws and Court Orders currently applicable to the Company relating to pollution and protection of the public or the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any Hazardous Substances into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” is defined in Article 10.4.

“Financial Statements” is defined in Article 3.5.

“Financial Statement Date” means the effective date of the applicable Financial Statements.

“GAAP” means generally accepted accounting principles in the United States as in effect, from time to time.

“Governmental Permits” means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

“Hazardous Substances” means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., (ii) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 11001 et seq., (iii) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., (iv) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq., as any of such laws in clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Environmental Laws or Court Orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

“Immaterial Lease” is defined in Article 3.10.

“Indemnifiable Loss” is defined in Article 10.6.

“Indemnified Party" is defined in Article 10.3(a).

“Indemnitor” is defined in Article 10.3(a).

“Indemnity Payment” is defined in Article 10.6.

“Intellectual Property” means any copyrights, patents, trademarks, service marks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions, designs, software, software revisions and other intellectual property.

“Interests” is defined in Article 2.1.

“Knowledge” means actual or constructive knowledge.

“Inventory” means all inventory, including raw materials, supplies, work in process and finished goods.

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“Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, other than an Environmental Law, including those covering energy, safety, health, transportation, bribery, recordkeeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

“Liability” means any direct or indirect liability, indebtedness, obligation, claim, loss, damage, deficiency, guaranty or endorsement of or by the Company, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Article 10.3(a).

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Material Adverse Effect” means a material adverse effect on the Business of the Company taken as a whole, including the Assets, financial condition, results of operations, competitive position and products.

“Minor Contract” means any Contract that is terminable by a party on not more than 30 days' notice without any Liability and/or any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $10,000.

“Net Income After Tax” means the residual income for each fiscal year of the Company, which is calculated by subtracting cost of goods sold, operating expenses, depreciation and amortization, interest and other expenses and income tax from Net Revenue.

“Net Revenue” means the net billed revenue for each fiscal year of the Company, on an accrual basis, that is actually collected by the Company, net of any fallouts or discounts as determined by the Company’s management and/or the Company’s accountants.

“Ordinary course” or "ordinary course of business" means the ordinary course of business that is consistent with past custom and practice (including with respect to quantity and frequency).

“Patents” means all patents, patent applications, and inventions and discoveries that may be patentable.

“Permitted Encumbrances” shall mean: (a) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith; (b) with respect to Real Property, Encumbrances which do not impair the use (in the manner currently used) or value of the parcel of real property to which they relate in any material respect; and (c) the Encumbrances set forth in Schedule 3.7.

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“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

“Personal Property Leases” is defined in Article 3.10.

“Pro Rata Portion” is defined in Article 2.3.

“Purchase Price” is defined in Article 2.3.

“Real Estate Leases” is defined in Article 3.8.

“Real Property” is defined in Article 3.8.

“Response Period” is defined in Article 10.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers Indemnified Party” is defined in Article 10.2.

“Taxes” means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company, except for any such item that is (i) generally available to the public, (ii) becomes available to a Person on a non- confidential basis from a source other than the Company or its representatives, which has represented to the Person (and which the Person has no reason to disbelieve after due inquiry) that it is entitled to disclose it or (iii) was in the possession of or was known to the Person on a non-confidential basis prior to the disclosure thereof to the Person by the Company or its representatives.

“Transaction Documents” means this Agreement and the documents contemplated hereby.

“Transactions” means the sale of the Interests, and the other transactions contemplated by the Transaction Documents.

“Unliquidated Claim” is defined in Article 10.3(a).

“Welfare Plan” is defined in Article 3.20.

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ARTICLE II

Purchase and Sale

2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, all of the Sellers’ issued and outstanding membership interests of any form, class or designation of the Company (the “Interests”), in exchange for a purchase price which shall be paid under the terms and conditions as set forth herein (the “Purchase Price”).

2.2 Assumed Liabilities. Buyer agrees that, on the Closing Date, Buyer will assume and thereafter pay, perform or discharge, as the case may be (collectively, the “Assumed Liabilities”) the liabilities as set forth in Schedule 2.2.

2.3 Purchase Price. The Purchase Price for the Interests shall be delivered to the Sellers pro rata in accordance with their ownership of the Interests immediately prior to the Closing, as set forth in Schedule 2.3 (the “Pro Rata Portion”), plus the assumption of Buyer of the Assumed Liabilities described in Section 2.2 as follows: earn out payments equal to the lesser of: (x) 20 percent (20%) of the Net Income after Tax generated from sales of the Business of the Sellers, as well as from Sr-82 processed from outside target irradiators at the Company under the MIT/Positron Drug Master File (“DMF”), as well as from the Buyers generators or (y) $3,500,000 payable as described below ("Earn-out Consideration"); (iii) including previous advances in the Company equal to Forty Five Thousand Dollars ($45,000).

(a) Earn-out Consideration. Beginning from the Closing Date until the earlier of (a) December 31, 2018 or (b) the end of employment of Jason Kitten, Sellers shall receive Earn-Out Consideration in an amount equal to the lesser of: (x) 20 percent (20%) of the Net Income after Tax generated from sales of the Business of the Sellers, as well as from Sr-82 processed from outside target irradiators at the Company under the MIT/Positron Drug Master File (“DMF”), as well as from the Buyers generators or (y) $3,500,000.

(b) Advance Consideration. At the Closing, the Buyer shall immediately commence advancing the Company funds to pay the following Company expenses: (i) payroll and (ii) general and administrative expenses. Said advances shall be determined in the maximum monthly amount of Seventy Five Thousand Dollars ($75,000) for a period of 12 months following the Closing. This maximum may be increased if deemed in the best interest of the Company.

2.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur by telephone with deliveries of Closing documents by Federal Express and email, or in person at a mutually convenient location, or by such other method as shall be mutually agreeable to the Parties. Any executed Closing documents sent by a Party or its counsel to the other Party or its counsel prior to Closing shall be held in escrow by such other Party or its counsel until such executed documents are authorized to be released by an executive officer of the sending Party or by the sending Party's counsel. The Closing shall occur on or about January 2, 2011, provided the closing conditions set forth in Article 8 and Article 9 have been satisfied or waived (the “Closing Date”), and shall be effective as of 11:59 p.m. on such date or such other time and/or date as shall be mutually agreeable to the Parties.

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2.5 Items to be Delivered Immediately Prior to or at Closing. At or immediately prior to the Closing:

(a) Sellers shall deliver to Buyer executed originals of the certificate or certificates representing all of the Interests being sold to Buyer hereunder, duly endorsed in blank or accompanied by powers duly executed in blank; and

(b) Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, executed originals of the (1) certificates referred to in Articles 8 and 9; and (2) executed employment agreement by and between Positron Pharmaceutical Company, and Jason; (3) executed employment agreements by and between Buyer and the existing employees of the Company;

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLERS AND THE COMPANY

Each of the Sellers and the Company, jointly and severally, hereby represents and warrants to Buyer, with all such representations and warranties only, as follows:

3.1 Corporate Status. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company is qualified to do business as a foreign corporation in the jurisdictions where they are required to be so qualified unless the failure to be so qualified would not have a Material Adverse Effect. The Charter Documents and bylaws of the Company that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

3.2 Authorization Delivered. Each of the Company and Sellers has the requisite power and authority to execute and deliver the Transaction Documents to which they are a party and to perform the Transactions performed or to be performed. Each Transaction Document executed and delivered by the Sellers has been duly executed and delivered by each Sellers and the Company and constitutes a valid and binding obligation of the Sellers and the Company, enforceable against each Sellers and the Company in accordance with its terms, except as limited by applicable bankruptcy, creditor, insolvency and other laws of similar effect and by general principles of equity.

3.3 Consents and Approvals. Except as set forth on Schedule 3.3 attached hereto, neither the execution and delivery by the Sellers and the Company of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Sellers and the Company, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) Court Order to which Sellers and the Company is subject, (b) the Charter Documents or bylaws of the Company or (c) any material Contract, Governmental Permit or other document to which Sellers and the Company is a party or by which the properties or other assets of the Company may be subject.

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3.4 Membership Interest Ownership.

(a) The Sellers are the sole record and beneficial owner of all of the issued and outstanding units and membership interests of any form, class and designation of the Company. There exists no options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued common stock or other securities of the Company.

(d) The Sellers recognize that the Buyer would have no adequate remedy at law if Sellers have created, issued or otherwise transferred, any of the membership interests not set forth herein. Therefore, the Sellers hereby agree and covenant that the existence of any membership interests not set forth herein shall be retired, cancelled, and dispossessed of any voting, liquidation, dividend or other rights.

3.5 Financial Statements. At the Closing the Sellers shall deliver the Company’s Financial Statements as of December 31, 2010 and December 31, 2009 (each a “Financial Statement”) which shall be prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company, and the results of its operations and its cash flows for the period then ended.

3.6 Reserved.

3.7 Title to Assets and Related Matters. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets, including but not limited to the Equipment, free from any Encumbrances except Permitted Encumbrances as set forth in Schedule 3.7.

3.8 Real Property. Schedule 3.8 lists all real estate used in the operation of the Business as well as any other real estate that is owned, in the possession of or leased by the Company and the improvements (including and other structures) located on such real estate (collectively, the “Real Property”), and lists any lease agreements to which the Company is a party (the “Real Estate Leases”).

3.9 Certain Personal Property. Schedule 3.9 lists each item of tangible personal property that was reflected in the Financial Statements and that has a fair market value in excess of $5,000. Except for those items subject to the Personal Property Leases and certain computer hardware and software owned by the Company’s employees or consultants with an aggregate value of less than $5,000, no Person other than the Company owns any vehicles, material equipment or other material tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.

3.10 Personal Property Leases. Schedule 3.10 lists all existing lease agreements to which any of the assets or properties (other than Real Property) used by the Company in the operation of the Business are subject, except those lease agreements under which the aggregate annual payments are less than $10,000 (each, an “Immaterial Lease”). All such leases (excluding Immaterial Leases) are referred to herein as the “Personal Property Leases.”

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3.11 Accounts Receivable. Except as set forth in Schedule 3.11, all accounts receivable of the Company (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances, and (d) were generated only in the ordinary course of business.

3.12 Equipment. All equipment reflected on the Financial Statements and all equipment owned by the Company was acquired and has been maintained in accordance with the regular business practices of the Company, consists of items of a quality and quantity useable in the ordinary course of the Company’s business consistent with past practice, and is valued in conformity with GAAP applied on a consistent basis.

3.13 Liabilities. The Company does not have any material Liabilities, other than (a) Liabilities specified in Schedule 3.13, (b) Liabilities specified its respective Financial Statements (except as heretofore paid or discharged), (c) Liabilities incurred in the ordinary course of business since the Financial Statement Date that, individually or in the aggregate, are not material to the Business, or (d) Liabilities under any Contracts that were not required under Schedule 3.13 to have been specifically disclosed or reserved for on its respective Financial Statements.

3.14 Taxes. Except as set forth on Schedule 3.14, the Company’s Tax matters are described below:

(a) The Company has timely filed all Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all respects. The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation in that jurisdiction.

(b) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. The Company has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

(c) From its date of formation or incorporation, the Company has operated pursuant to a taxable year end of December 31 and has utilized the accrual method of accounting for income Tax purposes.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid, and have complied with all information reporting and backup withholding requirements, including record maintenance requirements, in connection with amounts paid to any employee, independent contractor, creditor, or third party.

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(e) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Company for the last two (2) fiscal years have been made available to Buyer.

(f) There are no Liens on the Assets relating to or attributable to Taxes. There is no basis for the assertion of any claim relating to or attributable to Taxes, except for taxes not yet due, which, if adversely determined, would result in a Lien on the Assets of the Company or otherwise have a material adverse effect on the Business and/or the Company.

(g) The Company has not filed a consent under Section 341(f) of the Code. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c) of the Code during the period specified in Section 897(c)(1)(A)(I) of the Code.

(h) The Company has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed by contract the tax liability of any other person.

3.15 Legal Proceedings and Compliance with Law.

(a) Except as set forth on Schedule 3.15: (i) there is no Litigation that is pending or threatened against each of the Sellers and/or the Company, (ii) no Default exists under any Laws or Environmental Laws, and (iii) the Sellers and the Company has not received any notices from any governmental entity alleging any Defaults under any Laws or Environmental Laws, and the Sellers and the Company are not in Default of any Court Order.

(b) Without limiting the generality of Article 3.15(a), to each Sellers’s knowledge, there is not any Environmental Condition (i) at the premises at which the Business has been conducted by the Company, (ii) at any property owned, leased, occupied or operated at any time by the Company, or (iii) at any property at which wastes have been deposited or disposed of by or at the behest or direction of the Company, nor has the Company received written notice of any such Environmental Condition. “Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or a third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) above that did, does or may reasonably be expected to give rise to any civil or criminal liability on the part of the Company under an Environmental Law.

(c) The Company has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or custody of the Company or any Sellers that relate to any Environmental Condition and Schedule 3.15 lists all other reports, studies and assessments concerning the environment.

(d) Except as set forth on Schedule 3.15, or as otherwise would not be expected to have a Material Adverse Effect, (i) the Company has obtained and is in substantial compliance with all material Governmental Permits that are required in the operation of the Business as currently operated or that relate to the Real Property, (ii) all of such Governmental Permits are currently valid and in full force, and (iii) the Company has timely filed such renewal applications as may be required with respect to its Governmental Permits. No revocation, cancellation or withdrawal of any Governmental Permit has been threatened.

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3.16 Contracts.

(a) Schedule 3.16 lists all Contracts of the following types to which the Company is a party or by which it is bound, except for Minor Contracts:

(i) Any contract with any present or former Seller, director, officer, employee, partner or consultant of the Company or any Affiliate thereof;

(ii) Any contract for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property or for the performance of services by a third party that involves an amount in excess of $10,000;

(iii) Any contract to sell or supply products or to perform services that involves an amount in excess of $10,000;

(iv) Any contract to lease to or to operate for any other party any real or personal property that involves an amount in excess of $10,000;

(v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, Sellers or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(vi) Any Contracts under which any Encumbrances exist; and

(vii) Any other Contracts (other than Minor Contracts and those described in any of (i) through (vi) above) not made in the ordinary course of business.

(b) The Contracts listed in Schedule 3.16 and the Minor Contracts excluded from Schedule 3.16 based on the term or amount thereof are referred to herein as the “Company Contracts.” Except as set forth on Schedule 3.16, the Company is not in Default under any Company Contracts (including any Real Estate Leases and Personal Property Leases) that would have a Material Adverse Effect. The Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Company Contract. To the Knowledge of the Sellers, (i) none of the other parties to any such Company Contract is in Default thereunder, and (ii) each such Company Contract is enforceable against the other parties thereto in accordance with the terms thereof.

3.17 Insurance. All policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, and any pending claims thereunder have previously been delivered to Buyer by the Company and Sellers. Except as set forth on Schedule 3.17, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. The Company and Sellers have not received any notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder.

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3.18 Intellectual Property.

(a) Intellectual Property. The Company [and the Sellers] have good and valid title to and ownership of all Intellectual Property necessary for the Company’s Business and operations (as now conducted and as proposed to be conducted). A list of all Intellectual Property owned by the Company is set forth on Schedule 3.18. There are no outstanding options, licenses or agreements of any kind to which the Company is a party or by which it is bound relating to any Intellectual Property, whether owned by the Company, or another person, except as disclosed on Schedule 3.18. The Business of the Company as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

(b) Contracts. Schedule 3.18 lists all Contracts relating to Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs having a value of less than $5,000 under which any Company is a licensee and lists the royalties paid or received by the Company. There are no outstanding and no threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business. The Intellectual Property included in the Assets and the Equipment constitutes all of the Intellectual Property that is necessary for the operation of the Business as it is currently conducted. Except as described on Schedule 3.18, the Company is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of any Encumbrances, and have the right to use without payment to a third party all of the Intellectual Property.

3.19 Employees. The Company is not (a) a party to, involved in or threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement. The Company has not experienced during the last three years any work stoppage. Sellers have delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company. Schedule 3.19 lists the directors and officers of the Company.

3.20 ERISA.

(a) Schedule 3.20 contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company is obligated. Sellers have delivered to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all required annual reports for all such Benefit Plans prepared within the last three years. Schedule 3.20 denotes which such benefit Plans provide benefits that are funded through an insurance policy by placing the word “insured” next to such Benefit Plan.

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(b) All such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that would subject and Seller or the Company to any material penalty or tax imposed under the Code or ERISA.

(c) Except as is set forth in Schedule 3.20, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company does not have any reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes on the Company or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

(d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor do they have a current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to such Benefit Plans.

(e) There are no pending or any threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of their officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there any basis for such claim. The Benefit Plans are not the subject of any pending any threatened investigation or audit by the Internal Revenue Service or the Department of Labor.

(f) Except as is set forth in Schedule 3.20, the Company does not have any Benefit Plans.

(g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”) and except as specified in Schedule 3.20, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or the Closing Date. Except as specified in Schedule 3.20, no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

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3.21 Corporate Records. The minute books of the Company contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of their Board of Directors, shareholders, officers, managers and/or members, as applicable. The record books of the Company are complete, correct and current.

3.22 Absence of Certain Changes. Except as contemplated by this Agreement, the Company has conducted the Business in the ordinary course since inception. Since the Financial Statement Date, except as set forth on Schedule 3.22, there has not been:

(a) any change that has had or is reasonably likely to have a Material Adverse Effect;

(b) any declaration or payment of any dividend or purchase or redemption of shares;

(c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement except in the ordinary course of business;

(d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

(f) any material decrease in the Company working capital;

(g) other than in the ordinary course of business, any incurrence of indebtedness for borrowed money or issuance of any debt securities; or

(h) any payments to any Affiliate of the Company.

3.23 Customers. The Company has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers except where the failure to have such a relationship would not have a Material Adverse Effect on the Business. Schedule 3.23 contains a list of the names of customers of the Company. As of the date hereof, no more than two (2%) of such customers have given the Company written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company or its Affiliates.

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3.24 Previous Sales; Warranties. The Company has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with the past practices of the Business.

3.25 Finder’s Fees. No Person has been retained by the Sellers that will be entitled to any commission or finders or similar fee in connection with the Transaction.

3.26 Accuracy of Information. No representation or warranty by the Company or any Seller in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3.27 Additional Information. Schedule 3.27 accurately lists the following:

(a) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), or lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto; and

(b) all names under which the Company has conducted the Business or which it has otherwise used at any time during the past five years.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1 Organizational Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of Buyer that have been delivered to Sellers as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 Authorization. Buyer has the requisite power and authority to own its assets and to carry on its business. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Buyer have been duly authorized by all necessary corporate action. Each Transaction Document has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

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4.3 Consents and Approvals. Except as set forth in Schedule 4.3 hereof, neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be subject.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit Buyer’s entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its properties as a result of the consummation of this Agreement.

4.5 Finder’s Fee. No Person has been retained by Buyer that will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

4.6 Accuracy of Information. To Buyer’s Knowledge, no representation or warranty by Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Buyer to any other party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE V

Covenants of Sellers and the Company

5.1 Conduct of the Business. Except as contemplated or otherwise consented to by Buyer in writing, after the date of this Agreement, the Company shall carry on the Business in the ordinary course. In furtherance of and in addition to such restriction, (a) the Company shall not amend its Charter Documents or bylaws; merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding membership interests; enter into any Contract or otherwise incur any Liability outside the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $10,000; incur any indebtedness for borrowed money or issue any debt securities; declare or pay any dividend or other distribution on its capital stock; materially decrease its working capital; increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Article 3.22 would be likely to occur, and (b) the Company shall maintain and service the Assets consistent with past custom and practice and preserve intact the current business organization of the Company.

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5.2 Access to Information. From the date of this Agreement to the Closing, [and at all times after the Closing], the Sellers shall cause the Company to give to Buyer and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to the Company as the Buyer, its managers, attorneys and advisers may reasonably request so long as such access does not interfere with the normal business operations of the Company. Buyer shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by the Company.

5.3 No Solicitation. From and after the date hereof until the date of termination of this Agreement without the prior written consent of Buyer, each Seller and the Company will not, and will not authorize or permit any Seller Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. The Company or any Seller that receives any such inquiries, offers or proposals shall (a) notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, (b) keep Buyer informed of the status and details of any such inquiry, offer or proposal, and (c) give Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets.

5.4 Existing Employment Agreements and Other Liabilities. Each Seller, effective as of the Closing, hereby consents to the cancellation of any Contract that the Sellers have with the Company, including any employment agreement, and also releases and discharges the Company and the Buyer from any and all Liabilities other than (a) those arising out of this Agreement or any other Transaction Documents and (b) those related to wages or expenses due to the Sellers in the ordinary course.

5.5 Expenses. Each party to this Agreement shall pay all of its legal, accounting and other expenses incurred in connection with the Transactions.

5.6 Confidentiality.

(a) Each Seller recognizes and acknowledges that by reason of his/her involvement with or employment in the Business [or Company], he/she has or may have had access to Trade Secrets relating to the Business [or Company]. Each Seller acknowledges that such Trade Secrets are a valuable and unique asset and covenants that he/she will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, or (c) except as may be required by law.

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(b) The terms of this Article 5.6 shall apply to each Seller, and to any other Person controlled by any Seller, and any of their respective Affiliates that it/he controls to the same extent as if they were parties hereto, and each such Seller shall take whatever actions may be necessary to cause any such party or Affiliate to adhere to the terms of this Article 5.6.

(c) In the event of any breach or threatened breach by any party of any provision of Article 5.6, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a party under Article 5.7. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

5.7 Non-Compete.

(a) Unless the context or subject matter otherwise requires, the following terms shall have the following meanings:

(i) “Restricted Business” means the business of the refurbishment of strontium/rubidium82 and other generators, recycling strontium-82 and other radioisotopes from generators, sales of any processed strontium-82 and other radioisotopes, providing expertise in production of radioisotopes and radioisotopes services.

(ii) “Restricted Period” means from the date of this Agreement until one (1) year years from the later of (a) the Closing and (b) Jason’s termination and/or resignation as an officer, director, employee and/or member of the Company.

(b) Undertakings. Each Seller hereby undertakes to Buyer that he will not, either alone or jointly with others, whether as principal, agent, manager, equity holder or in any other capacity, directly or indirectly through any other entity or person, for its own benefit or that of others:

(i) At any time during the Restricted Period engage in or carry on any Restricted Business in competition with Buyer;

(ii) At any time during the Restricted Period knowingly assist any competitor of the Buyer to a material extent with the primary purpose of carrying on or developing any Restricted Business; and

(iii) At any time during the Restricted Period provide any financial assistance to any person for the primary purpose of assisting such person to carry on or develop a Restricted Business in competition with Buyer.

Each of the covenants contained in this Article 5.7 is entirely separate and severable and enforceable accordingly. The Sellers hereby agree that each of such covenants is fair and reasonable in all circumstances. In the event that any such restriction shall be found to be void and/or ineffective, but would be valid and effective if some part thereof were deleted or the duration or area of application reduced, such restriction shall apply with such modification, as may be necessary to make it valid and effective.

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Notwithstanding the foregoing, nothing set forth in this Article 5.7 shall prohibit or in any way limit or restrict either Seller from participating in or funding any activity or business in which he participates as [an owner], director, officer, Seller or employee as of the date of this Agreement.

Notwithstanding the foregoing, nothing set forth in this Article 5.7 shall prohibit Sellers from owning not more than one percent (1%) in the aggregate of any class of membership interests, equity or shares of any corporation other than Buyer, if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market.

Notwithstanding the foregoing, in the event this Agreement is terminated in accordance with Article 11.2, this Article 5.7 shall not apply and is therefore null and void.

5.8 Membership Purchase, Jason Employment Agreement, Employee Agreement and Other Agreements. Sellers shall deliver at the Closing, the (i) certificates referenced in 9.3, (ii) Agreement, (iii) the employment agreement, a copy of which is attached hereto as Exhibit A, by and between Positron Pharmaceutical Company and Jason, effective as of the Closing Date, which has been executed by Jason, (iv) employment agreements, a copy of which is attached hereto as Exhibit B by and between Buyer and the existing employees of the Company effective as of the Closing Date, which has been executed by the current employees; and (v) other documents required in accordance with Section 2.4 and other applicable sections of this Agreement, which have been executed by Sellers and authorized officers of the Company.

5.9 Los Alamos National Bank Obligations.

(a) Prior to and following the Closing, Buyer shall use its best efforts to obtain evidence the release of the guarantee obligations owed by Jason Kitten and Suzanne Kitten (collectively, the “Guarantors”) of the Company’s indebtedness to Los Alamos National Bank (the “Bank”) and that the Buyer, if necessary, will use its best efforts to provide replacement collateral to the Bank to obtain such release.

(b) Following the Closing, the Buyer will assume the obligations owed by the Company to the Bank.

(c) Following the Closing, the Buyer agrees to indemnify and hold the Guarantors harmless from any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by the Guarantors solely arising from their guarantee of the Company’s obligations to the Bank.

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ARTICLE VI

COVENANTS OF BUYER

6.1 Membership Purchase, Jason Employment Agreement, Employee Agreement and Other Agreements. Buyer shall deliver at the Closing, the (i) certificates referenced in 8.3, (ii) Agreement, (iii) the employment agreement, a copy of which is attached hereto as Exhibit A, by and between the Positron Pharmaceutical Company and Jason, effective as of the Closing Date, which has been executed by Buyer, (iv) employment agreements, a copy of which is attached hereto as Exhibit B by and between Buyer and existing employees of the Company, effective as of the Closing Date, which has been executed by Buyer and (v) other documents required in accordance with Section 2.4 and other applicable sections of this Agreement, which have been executed by an authorized officer of the Buyer.

ARTICLE VII

Mutual Covenants

7.1 Fulfillment of Closing Conditions. At and prior to the Closing, the parties shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII and Article IX, Section 2.4 and other applicable sections of this Agreement,. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Articles VIII and IX (or elsewhere in this Agreement), (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

7.2 Disclosure of Certain Matters. Each Seller will give to Buyer and Buyer will give to each of the Sellers prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in Articles VIII and IX will not be satisfied prior to the Termination Date (defined below).

7.3 Public Announcements. Sellers and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable federal or state securities laws, none of such Parties nor any other parties shall issue any such press release or make any such public statement without the consent of each of the other parties hereto.

7.4 Confidentiality. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of any other party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.

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ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers to consummate the Transactions are subject to the satisfaction prior thereto, of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties are expressly limited to an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

8.2 Agreements, Conditions and Covenants. Buyer shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

8.3 Certificates. Sellers shall have received a certificate executed by an executive officer of Buyer, dated the Closing Date, to the effect that the conditions specified in Articles 8.1 and 8.2 have been satisfied, and shall have received any other certificates reasonably requested by Sellers’s counsel.

8.4 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

8.5 Appointment of Member to Buyer’s Advisory Board. At the Closing, Buyer shall appoint Jason Kitten to serve as member of the board of directors of Buyer. (“Buyer Board Member”). Buyer Board Member shall serve for an initial period of two (3) years, unless removed or resigned pursuant to the Buyer’s By-laws, and shall be re-elected year to year after the initial period.

8.6 Other Items.

(a)                 Complete and satisfactory due diligence review of the Buyer by the Sellers;

(b)                 Approval of the Transaction by the Board of Directors of the Buyer;

(c)                 Assumption of the Assumed Liabilities described in Section 2.2;

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(d)                 There shall have been no material adverse changes in the Buyer, financial or otherwise;

(e)                 Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Buyer’s lenders, creditors; vendors, and lessors.

ARTICLE IX

Conditions Precedent to Obligations of Buyer

All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties are expressly limited to an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. Sellers shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing.

9.3 Certificates. Buyer shall have received a certificate executed by an executive officer of the Company and each Sellers, dated the Closing Date, to the effect that the conditions specified in Articles 9.1 and 9.2 have been satisfied, and shall have received any other certificates reasonably requested by Buyer’s counsel.

9.4 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

9.5 Exhibits. The parties hereto expressly agree that, in the event that all of the exhibits to this Agreement have not been finalized at the time that this Agreement is executed, Buyer and Sellers shall use their best efforts to negotiate in good faith the terms and conditions of such exhibits and shall endeavor in good faith to provide any such exhibits as soon as possible.

9.6 Other Items.

(a)                 Complete and satisfactory due diligence review of the Company by the Buyers;

(b)                 Approval of the Transaction by the Company’s Board of Directors and Managers;

(c)                 The delivery by the Company of financial statements, in GAAP format for the year ended December 31, 2010, and any subsequent interim periods thereafter;

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(d)                 Except as set forth in the Transaction Documents, there shall be no Membership Interest Equivalents outstanding as of immediately prior to the Closing except those set forth within the Transaction Documents. For purposes of the foregoing, “Membership Interest Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of any class of the capital stock of the Company or any securities convertible into or exchangeable for such shares; and

(e)                 Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Buyer’s lenders, creditors; vendors, and lessors.

ARTICLE X

INDEMNIFICATION

10.1 By Sellers. From and after the Closing Date, the Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its successors and assigns, and their respective officers, directors, employees, Sellers, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a “Buyer Indemnified Party”) from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and reasonable disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, “Damages”) that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of any Seller contained in this Agreement or in the Closing Certificates, (b) any Liability of any Seller involving Taxes due and payable by, or imposed on the Company with respect to any Seller for any and all taxable periods ending on or prior to the Closing (whether or not such Taxes have been due and payable), and (c) any Liability of the Company, the Business, Sellers for any and all periods ending on or prior to the Closing except as disclosed in this Agreement, the Financial Statements or other Schedule hereto (collectively, “Buyer Indemnifiable Damages”).

10.2 By Buyer. From and after the Closing Date, Buyer shall, or in connection with Section 10.2 (c) shall cause the Company to indemnify and hold harmless each Seller and its/his respective heirs, legal representatives, successors and assigns, and (if any) their respective officers, directors, employees, agents, Affiliates and any person who controls such Persons with the meaning of the Exchange Act (each a “Sellers Indemnified Party”) from and against any Damages that such Sellers Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (a) any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement; (b) the nonfulfillment of any covenant, undertaking, agreement or other obligation of Buyer under this Agreement and (c) Sellers’ capacities as directors and officers of the Company in respect to any acts or omissions occurring at or prior to the Closing Date, to the fullest extent allowed by applicable law.

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10.3 Procedure for Claims.

(a) Any Person that desires to seek indemnification under any part of this Article X (each, an “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall explain with specificity the nature of the claim, the specific Article and section of this Agreement to which the claim relates and the parties known to be involved, and shall specify the amount of the estimated damages relating thereto. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but shall also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 60 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. For the purposes of the immediately preceding sentence, an Indemnitor's failure to give a timely Claim Response shall not be deemed an election not to dispute a Claim Notice unless the Indemnified Party shall have given a second Claim Notice after expiration of the Response Period and, another 20 days after the date on which the Indemnified Party shall have given such second Claim Notice shall have expired without the Indemnitor's having given a Claim Response within such period.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. In the event of a dispute as to the amount or manner of indemnification under this Article X, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor in accordance with the arbitration provisions of this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor Party shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate. The Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

10.4 Claims Period. Any claim for indemnification under this Article X shall be made by giving a Claim Notice under Article 10.3 on or before the second anniversary of the Closing (the "Expiration Date"). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the Expiration Date, such Indemnified Party shall be entitled to pursue its rights of indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

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10.5 Third Party Claims.

(a) If any third party shall notify any Indemnified Party with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") which may give rise to a claim for indemnification against any Indemnifying Party under this Article X, then the Indemnified Party shall promptly (and in any event within five Business Days' after receiving notice of the Action) notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Action with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until an Indemnifying Party assumes the defense of the Action, the Indemnified Party may defend against the Action in any manner he or it reasonably may deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Action without the prior written consent of each of the Indemnifying Parties (which consent shall not be unreasonably withheld).

10.6 Reduction for Insurance. The amount which an Indemnifying Party is required to pay to, for, or on behalf of any Indemnified Party pursuant to this Article X shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnified Party that reduces the related indemnifiable loss (the "Indemnifiable Loss"). An amount required to be paid, as so reduced, is hereinafter sometimes referred to as an "Indemnity Payment." If an Indemnified Party shall have received, or if an Indemnifying Party shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance company making payments hereunder.

10.7 Exclusive Remedy; Limitation of Liability. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 10. No Seller shall have any liability to Buyer or any Buyer indemnified person for any claim arising out of the negotiation, execution or delivery of this Agreement, or the transactions provided for herein, whether for defense, indemnification or otherwise, except as provided for in this Article 10. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or the Company may have against Sellers arising under or based upon any Law or Environmental Law, or otherwise except to the extent specifically provided in this Article 10. Notwithstanding the foregoing, nothing in this Agreement shall limit the rights of and remedies available to Buyer in the event of fraud or intentional misconduct on the part of the Company or any Seller.

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ARTICLE XI

Termination

11.1 Termination Upon Default. In the event that this Agreement is terminated prior to the Closing Date, the Parties agree that all surviving obligations, other than those set forth in Article 5 and Sections 7.3, 7.4, Article 10, and this Section 11.2, shall be terminated, the transactions herein shall be rescinded and the Buyer and Company shall form a joint venture for the purpose of sharing any and all intellectual property relating to research, development, design, and manufacturing related to the Business. The Company shall keep all portions of the Advance Consideration paid through the effective date of termination; provided however, the Buyer shall have no further obligation to pay any advances to the Sellers or the Company.

11.2 Grounds for Termination. This Agreement may be terminated at any time before the Closing:

(a) By mutual written consent of Sellers and Buyer;

(b) By Sellers or Buyer: if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappeallable;

(c) By Buyer: if any Seller [or the Company] shall have breached, or failed to comply with, any of its or his obligations under this Agreement or any representation or warranty made by any Seller, [the Company] shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; or

(d) By unanimous agreement of Sellers: if Buyer shall have breached, or failed to comply with in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof.

ARTICLE XII

GENERAL MATTERS

12.1 Venue, Jurisdiction. The Parties hereby waive all rights to a trial by jury. Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be resolved exclusively by the state or federal courts located in Houston, Texas

12.2 Contents of Agreement. This Agreement, together with all Exhibits, Agreements and Schedules hereto, and the other Transaction Documents, sets forth the entire understanding of the parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

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12.3 Amendment, Parties in Interest, Assignment. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than Sellers and Buyer and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder.

12.4 Further Assurances. At and after the Closing, Sellers and Buyer shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

12.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include both genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (e) references to "hereunder" or "herein" relate to this Agreement. The Article and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respective. Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.7 Waiver. No failure of any party hereto to require, and no delay by any such party in requiring the other to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of any party hereto to exercise, and no delay by such party in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by any party of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by any party of any right or remedy under this Agreement shall be limited to such specific instance and shall not constitute a waiver of such right or remedy in the future.

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12.8 Remedies. The indemnification rights under Article X are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise (subject to Article XII hereof) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Article X. Buyer acknowledges that Section 10 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Section 3 above with respect to such individuals, except for any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant

12.9 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, Federal Express or other delivery service that confirms receipt of delivery. Any notices shall be deemed given upon the earlier of the date when received, or the third day after the date when sent by registered or certified mail, or the day after the date when sent by Express carrier to the address set forth below, unless such address is changed by written notice to the other party hereto:

If to the Sellers:

Jason Kitten

4610 87 ST.

Lubbock, Texas 79824

If to the Company:

Manhattan Isotope Technology LLC

2301 C 122nd Street

Lubbock, Texas 79423

If to the Buyer:

Positron Corporation

530 Oakmont Lane

Westmont, Illinois 60559

with a required copy to:

Tarter, Krinsky & Drogin, LLP

1350 Broadway, 11th Floor

New York, New York 10018

12.10. Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its provisions concerning conflict of laws.

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IN WITNESS WHEREOF, this MEMBERSHIP INTEREST PURCHASE AGREEMENT has been executed by the parties hereto as of the day and year first written above.

POSITRON CORPORATION

_____________________

Patrick G. Rooney

Chairman & CEO

MANHATTAN ISOTOPE TECHNOLOGY LLC

_____________________

Jason Kitten
Chairman & CEO

_____________________

Jason Kitten

____________________

Suzanne Kitten

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SCHEDULE 2.2

None.

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SCHEDULE 2.3

Name	Portion of Purchase Price

Jason Kitten
Suzanne Kitten

33

SCHEDULE 3.3

34

SCHEDULE 3.7

35

SCHEDULE 3.8

36

SCHEDULE 3.9

37

SCHEDULE 3.10

38

SCHEDULE 3.11

39

SCHEDULE 3.13

40

SCHEDULE 3.14

41

SCHEDULE 3.15

42

SCHEDULE 3.16

43

 SCHEDULE 3.17

44

SCHEDULE 3.18

45

SCHEDULE 3.19

46

SCHEDULE 3.20

47

SCHEDULE 3.22

48

SCHEDULE 3.23

49

SCHEDULE 3.27

50

SCHEDULE 4.3

51